SUBCONTRACT
                             BETWEEN

                  Sam Houston State University
                         P. 0. Box 2027
                      Huntsville, TX 77341

                               AND

                       Innotek Corporation
                       1300 Tower Building
                     Fourth & Center Streets
                      Little Rock, AR 72201



SUBCONTRACT NUMBER:                SHSU-5000-002

PRIME CONTRACT NUMBER:             DAAA21-93-C-0046

EFFECTIVE DATE:                    Date Executed by Both Parties

SUBCONTRACT TYPE:                  Cost Reimbursement

SUBCONTRACT AMOUNT:                $ 165,000

TERMS:                             Invoices payable within 30
                                   days of receipt

SUBCONTRACT FOR:                   NDCEE Technology Development

SUBCONTRACT THROUGH:               Concurrent Technologies
                                   Corporation
                                   Subcontract # 930500075

PRIORITY RATING:                   DOC9

SUBCONTRACT TECHNICAL CONTACT:     Dr. Paul A. Loeffler
SUBCONTRACT ADMINISTRATOR:         Barry W. Tate, CPA








                        TABLE OF CONTENTS

  SECTION           DESCRIPTION
  -------           -----------

     B              Supplies/Services and Prices

     C              Description/Specification

     D              Packaging and Marking

     E              Inspection and Acceptance

     F              Deliveries or Performance

     G              Subcontract Administration Data

     H              Special Provisions

     I              General Provisions

     J              List of Documents and Other Attachments







                                   Subcontract#: SHSU-5000-002



This Subcontract is entered into by and between Sam Houston State University, having an office at Box 2027, Huntsville, TX 77341, (hereinafter also called "Sam Houston State University,"or the "Contractor'), and Innotek Corporation (hereinafter also called "Innotek" or the "Subcontractor").

WITNESSETH THAT:

Pursuant to Letter Subcontract awarded on June 25, 1993 and in consideration of mutual promises, covenants, and agreements herein set forth, the Parties agree that the Subcontractor shall make every reasonable effort to perform all of the services set forth in Attachment A, Statement of Work, for the consideration stated in Section B below. The rights and obligations of the Parties to this Subcontract shall be subject to and governed by the Subcontract Schedule, the General Provisions (Attachment B) and other documents or specifications attached hereto or referenced herein.

This Subcontract supersedes any and all prior agreements of the parties, whether written or oral, concerning the subject matter hereof.

This Subcontract shall not be varied in its terms or conditions by any oral agreement or representation, or otherwise than by an instrument in writing of even or subsequent date thereto, properly executed by both Subcontractor and SHSU.

The section titles used herein are for convenience only and shall in no way be construed as part of this Subcontract as an indication of the meaning of the particular section.

            SECTION B - SUPPLIES/SERVICES AND PRICES

B-1 Scope

The Concurrent Technologies Corporation/SHSU Cost Proposal Number, CHM-9326, and as modified during Prime Contract negotiations, are incorporated by reference into this Subcontract. The parties estimate that the costs to be incurred by Subcontractor in performance of the project will be $165,000. SHSU will not be required to reimburse, and Innotek shall not be required to incur, any charges for performance in excess of the above price, unless mutually agreed to in writing.

B-2 Level of Effort

The Subcontractor's obligation under this Subcontract is to diligently pursue all required work within the scope of the Statement of Work (Attachment A) and to provide all reports required by the Article entitled "Reports" within the parameters of the level of effort described herein.

B-3 Allotment of Funds and Payment

A. The amount presently available and allotted to this Subcontract for payment of cost, subject to the "Limitation of Funds" clause, reference (FAR 52.232-22) in the General Provisions, the terms covered, and the period of performance for which it is estimated that such allotted amount will cover, are as follows:

     Allotted to Cost         Period of Performance
     ----------------         ---------------------

        $ 165,000        May 24, 1993 through April 30, 1997

B.   The Subcontractor shall notify the SHSU Subcontracts
     Administrator (Section G-3) when allocated funds expenditure equal 85% of total allocated funds.

B-4 Travel Costs

SHSU will reimburse the Subcontractor for the actual direct route cost of airline jet coach, rail Pullman accommodations or ship's passage. First class or business class accommodations are not reimbursable. In no case will SHSU reimburse Subcontractor for the use of a private airplane as a mode of travel.

Local mileage, per diem, lodging and miscellaneous expenses shall be paid in accordance with FAR 31.205-46.

              SECTION C - DESCRIPTION/SPECIFICATION

C-1 Statement of Work

The Subcontractor shall make its best effort to perform services set forth in Attachment A: Statement of Work dated October 22, 1994. The Concurrent Technologies Corporation/SHSU Cost Proposal and Technical Proposal Number CHM-9326, as modified during subcontract negotiations, is hereby incorporated by reference into this Subcontract.

C-2 Reports

A. The Subcontractor shall deliver the reports identified below. The distribution is set forth in paragraph 8 below.

     1. A Monthly Progress, Status, and Management Report shall be provided by the first of each month covering the prior month. The format and content shall be as specified in the Statement of Work incorporated herein.

     2. Monthly Financial Report is due with the invoice each month and covering the preceding month. In general, this report will provide a breakdown, by cost element, of costs incurred for the reporting period, cumulative costs, and estimated cost to complete. The specific requirements for this financial report are identified in Section G-5.

B. The Subcontractor shall distribute the reports set forth above, to the individuals and in the quantities identified below at the address set forth in Section D.

          Deliver To               Quantity

          Dr. Paul A. Loeffler     One (1) copy

          Barry W. Tate            One (1) copy

                  SECTION D - PACKAGING/MARKING

Unless otherwise specified in the applicable Specifications) and/or Statement of Work, packaging and packing of all items for delivery shall be in accordance with good commercial practice and adequate to reasonably assure safe arrival at destination.

The delivery point for all items to be delivered by Subcontractor hereunder shall be F.O.B. destination and, unless the Subcontractor is notified to the contrary, shall be marked for delivery to SHSU addressed as follows:

Sam Houston State University
P. 0. Box 2027
Contract and Grant Administration
Huntsville, TX 77341

Atn: Barry W. Tate, Director

              SECTION E - INSPECTION AND ACCEPTANCE

Notwithstanding any prior preliminary inspection and/or acceptance, final inspection and acceptance of all supplies and services shall be made at Sam Houston State University. Final acceptance of any supplies or services shall not be deemed a waiver of any guarantee contained herein.

              SECTION F - DELIVERIES OR PERFORMANCE

F-1 Period of Performance and Place

The period of performance for this Subcontract is May 24, 1993 through April 30, 1997. The place of performance, except as specified in Attachment A (Statement of Work), is the Subcontractor's facility located at 1300 Tower Building, Fourth &
Center Streets, Little Rock, AR 72201.

F-2 Delivery Date

The Subcontractor shall deliver the supplies and services required to be delivered to SHSU in accordance with the following delivery schedule:

     Item                        Delivery Date
     ----                        -------------

     Monthly Progress, Status    Due by the 1st of the
      and Management Report      following month

     Monthly Financial Report    As Specified in Section C-2


F-3 Notice of Delay

In addition to its obligations herein with respect to notice of labor disputes, whenever any other actual or potential event is delaying or threatening to delay delivery of the goods or performance of the services under this Subcontract, Subcontractor shall, as soon as possible, give notice thereof to SHSU's
Subcontracts Administrator set forth in G-3.

             SECTION G - SUBCONTRACT ADMINISTRATION

G-1 SHSU Program Manager

The SHSU Program Manager for this Subcontract is Dr. Paul A.
Loeffler, Project Manager,(409)294-1525, who is the point of contact for all technical matters under this Subcontract.

The Program Manager is authorized to issue technical directions under the Subcontract on behalf of SHSU. This direction may include instruction to the Subcontractor which provides details or otherwise completes the general scope of the work set forth in Section C. This direction may not constitute new assignments of work or changes, modifications, or amendments of such a nature as to justify an adjustment in the Subcontract, terms, conditions or price.

G-2 Subcontractor Program Manager

The Subcontractor Program Manager for this Subcontract is Mr.
Dennis C. Cossey, who is the Subcontractor point of contact for all technical matters under this Subcontract.

G-3 Contractual Notifications

All correspondence or notifications involving contractual or financial matters under this Subcontract shall be addressed as follows:

Sam Houston State University           Innotek Corporation
Contract and Grant Admin.              1300 Tower Building
P. 0. Box 2027                         Fourth & Center Streets
Huntsville, TX 77341                   Little Rock, AR 72201
Attn:  Barry W. Tate, CPA, Director    Attn:  Primo L. Montesi

(409) 294-1092 FAX (409) 294-3703      President


G-4 Contracting Officers

Any change or modification to the statement of work, terms, conditions, delivery dates, or price shall not be binding on either party unless the appropriate contractual document has been signed by a duly authorized representative of both parties. For the purpose of this Subcontract, those duly authorized representatives are:

Innotek Corporation

Mr. Dennis C. Cossey
Chairman and Chief Executive Officer

Sam Houston State University

Dr. Martin J. Anisman
President

G-5 Submission of Invoices

A. Invoices hereunder shall be certified by a responsible official of the Subcontractor's organization and shall be submitted to the following address:

B.   Invoices may be submitted on a monthly basis.

C. Each invoice submitted by the Subcontractor shall contain the following information:

     1.   Subcontract number.

     2. Period of performance for which the invoice is submitted.

     3. A breakdown of direct costs invoiced in a format compatible with Subcontractor's standard invoicing procedures for a subcontract of this type.

     4. Cumulative amounts for costs invoiced through the period for which the current invoice is rendered.

     5. The following data are required to be attached to the invoice.

          a.   Labor expenses (period, cumulative, remaining)
                    Hours
                    Dollars
          b.   Fringe Benefits
          c.   Indirect Cost
          d.   Travel (current, cumulative, remaining)
          e.   Other Direct Costs (ODCS)
          f.   Material/Supplies
          g.   Subcontracts
          h.   Equipment

D. The final invoice or voucher shall be clearly designated as the "Completion Invoice" or "Completion Voucher" and shall be supported by a Schedule of Cumulative amounts incurred and billed to completion date.

E. All invoices shall contain the following Certification signed by the Subcontract Administrator and Program Manager.

     "I certify, to the best of my knowledge and belief, that the billed costs are in accordance with the terms and conditions of the referenced Subcontract, and that payment is due and has not previously been received. All costs contained herein are current, complete and accurate."

Signature:                         Title:
          --------------------           ------------------------
Date:
     --------------------

                 SECTION H - SPECIAL PROVISIONS

H-1 Facilities Capital Cost of Money

Facilities capital cost of money will be an allowable cost under this subcontract, if the criteria for allowability in subparagraph 31.205-1 0(a)(2) of the Federal Acquisition
Regulation are met. One of the allowability criteria requires the prospective Subcontractor to propose facilities capital cost of money in its offer.

H-2 Cost Accounting Standards

This Subcontract is not subject to the Cost Accounting Standards.

H-3 Pension Plan Funding (Reserved)

H-4 Termination

SHSU shall have the right to terminate this Subcontract or the performance of any work authorized hereunder. If the termination results from a Government action, SHSU will provide the corresponding prior notice that SHSU receives from the Government. Upon receipt of the notice to terminate, the Subcontractor shall there upon immediately cease work to the extent required. The Subcontractor shall take all reasonable steps to minimize termination costs. Said termination will be governed by FAR clause 52.249-5, incorporated by reference in the general provisions.

H-5 Disputes

In the event of any controversy or claim arising out of or relating to any provisions of this Subcontract or the breach thereof, the parties shall try to settle those conflicts amicably between themselves. Should they fail to agree, the matter in dispute shall be settled through arbitrations conducted by a party to which both the Contractor and Subcontractor mutually agree. Such arbitration shall be held at a place and time mutually agreeable to the Contractor and Subcontractor. The decision through arbitration shall be final and binding. Either party may enter any such award granted in arbitration in a court having jurisdiction or may make application to such court for jurisdictional acceptance of the award and on order of enforcement as the case may be.

H-6 Indemnification

Subcontractor and its employees engaged in performance of work under this Subcontract shall at all times be deemed to be performing as independent contractors and not as agents or employees of SHSU and the acts and omissions of such employees shall be deemed to be those of Subcontractor.

To the extent authorized, Subcontractor shall indemnify and hold harmless SHSU and its employees from and against any and all losses, claims, demands, judgments, costs and expenses (excluding consequential, incidental or special damages) resulting from the acts or omission of Subcontractor or Subcontractor's employees while acting within the scope of their employment.

To the extent authorized under State law, SHSU shall indemnify and hold harmless Subcontractor and its employees from any and against all losses, claims, demands, judgments, costs and expenses (excluding consequential, incidental or special damages) resulting from the acts or omission of SHSU or Innotek's employees while acting within the scope of their employment.

H-7 Insurance Schedule

The Subcontractor shall maintain the types of insurance and coverage listed below if work is to be performed at SHSU's facility or the Government's property:

           TYPE OF INSURANCE                 MINIMUM AMOUNT
           -----------------                 --------------

       (i) Workmen's Compensation and all    As required by
           occupational disease              State law

      (ii) Reserved

     (iii) Reserved

      (iv) Automobile Liability
           (Comprehensive)

           Bodily Injury per Person          $100,000
           Bodily Injury per Occurrence      $300,000


H-8 Key Personnel

The Subcontractor agrees to obtain the approval of SHSU prior to the assignment, reassignment, removal or relocation of key personnel as proposed by the Subcontractor or as approved or directed by the Government. The Program Manager shall be considered one of the key personnel.

Both SHSU and the Subcontractor recognize that the services to be performed are highly technical in nature and that the reassignment or transfer of aforementioned personnel may result in a significant deterioration in Subcontractor's level of performance. Subcontractor agrees, therefore, to maintain the designated personnel on a permanent basis as defined by Subcontractor policy for the duration of the period of this Subcontract.

Should substitution or replacement of key personnel be necessary, the Subcontractor shall notify SHSU at least ten (10) working days in advance and shall submit justification for the proposed substitution in sufficient detail to permit evaluation of the impact on the program and to evaluate the qualifications of the proposed replacement. SHSU shall approve all substitutions of key personnel.

H-9 Assignment

Neither the interest of either party to this Subcontract nor any other right or obligation hereunder, may be assigned or transferred to any third party, nor may any security interest therein be created without the prior written consent of the other party.

H-10 Order of Precedence

In the event of an inconsistency between the terms and conditions of this Subcontract, the inconsistency shall be resolved by giving precedence in the following order:

1.  The Subcontract Schedule.  (Section A through H including
Section C, Statement of Work and Attachment A thereto.)

2.  The General Provisions.  (Attachment 8)

3. All other terms and conditions of this Subcontract whether incorporated by reference or otherwise.

H-11 Applicable Laws and Regulations

This Subcontract shall be governed by, interpreted, construed and enforced in accordance with the law of U.S. Government contracts as set forth by statute and applicable regulations and decisions by the appropriate courts and the Board of Contract Appeals.
Suit under this Subcontract shall only be brought in a court of competent jurisdiction.

H-12 Government Property

Government Property (GP) shall be acquired by and/or furnished to the Subcontractor in performance of this Subcontract. The time and place of delivery for any GP to be provided to the Subcontractor shall be provided via separate correspondence. All GP, whether acquired or furnished, shall be identified in Attachment D entitled "Government Property" which is attached hereto and incorporated herein.

The terms and conditions applicable to the GP acquired under this Subcontract are contained in FAR 52.245-5 Alternate 1. The
Subcontractor accepts accountability for the GP under this Subcontract. Any transfer of accountability will be performed by a written Modification to this Subcontract.

The property shall be managed via the disclosure contained in the Representations and Certifications (H-21) which are incorporated into this Subcontract. The Subcontractor shall notify SHSU as soon as practicable when any change to the executed certifications occurs. All property will be kept in a protected storage area to adequately prevent damage, destruction or loss. AJI storage provisions shall be furnished at the expense of the Subcontractor.

The Subcontractor shall perform physical inventories of all GP as required by the applicable agency regulations. Such inventories shall be forwarded to the SHSU Subcontracts Administrator seven
(7) calendar days prior to the date established by the agency or department regulations.

Disposition of such property will be accomplished via a Certificate of Destruction or Shipment on a DD 1149 form.
Shipping instructions must be formally requested with a lead time of two (2) weeks.

H-13 Guarantee - Reserved


H-14 Resident Representatives and Visits by Government Personnel

Subcontractor agrees, upon request of SHSU, to allow authorized representatives of SHSU and the Government, or their duly authorized representatives, to visit Subcontractor's facility, provided that a minimum of 5 working days notice is given to Subcontractor. Subcontractor agrees that SHSU during such visits shall be allowed to review progress and witness testing pertaining to the requirements of this subcontract. SHSU agrees to accept limited access as dictated by the security procedures in place at Subcontractor's facility at the time of the visit.

Subcontractor agrees to make available to SHSU's representatives technical and management reporting information, relating to work being conducted under this Subcontract, as may be necessary for the representatives to carry out their responsibilities. Subcontractor further agrees to insert the substance of this article, including this paragraph, in each lower lower tier Subcontract hereunder.

H-15 Priority Rating

"This is a DOC-9 rated order certified for national defense use, and you are required to follow all the provisions of the Defense
Priorities and Allocations System Regulation" (15 CFR 350).

H-16 Release of News Information

In the event the Subcontractor desires to issue a news release, public announcement, advertisement, or other form of publicity concerning their efforts in connection with this Subcontract, the Subcontractor shall obtain the written approval of SHSU prior to the release of said information and shall give full consideration to the role and contribution of SHSU. Written approval shall not be unreasonably withheld by SHSU and shall be in accordance with the requirements of the Prime Contract.

H-17 Dissemination of Information - Reserved

H-18 Non-Waiver of Rights

     The failure of SHSU or the Subcontractor to insist upon strict performance of the terms and conditions of this Subcontract to exercise any rights or remedies, shall not be construed as a waiver of its rights to assert any of same rights or to rely on any such terms or conditions at any time thereafter.

H-19 Subcontracting Approval Requirements

The Subcontractor shall obtain approval from SHSU's Contract
Administrator (Section G-3) prior to purchasing any software or any single item of equipment, regardless of dollar value.

H-20 Subcontractor Acquired Property

No Subcontractor acquired property, the cost of which the Subcontractor is entitled to be reimbursed as a direct item of cost, shall be acquired by the Subcontractor in the performance of this Subcontract without specific written approval from SHSU's
Contract Administrator (Section G-3).

H-21 Certifications

All certifications and representations including the Small Disadvantaged Business Concerns Subcontracting Plan, if applicable, which the Subcontractor has submitted to SHSU in connection with the award of this Subcontract are incorporated herein and made a part hereof and such have been relied upon by SHSU in issuing this Subcontract. Subcontractor agrees to promptly advise SHSU should there be any change in status with respect to the matters covered by such representations and certifications.

H-22 Entire Agreement

This Subcontract is the entire agreement between the parties hereto which supersedes any prior oral or written agreements, commitments, understandings, or communication with respect to the subject matter of this Subcontract.

                 SECTION I - GENERAL PROVISIONS

The General Provisions appended hereto as Attachment B are hereby incorporated in this Subcontract by reference with the same force and effect as if set forth in full text

       SECTION J - LIST OF DOCUMENTS AND OTHER ATTACHMENTS

ATTACHMENT A   Statement of Work

ATTACHMENT B   General Provisions

ATTACHMENT C   Monthly Progress, Status, and Management Report


WITNESS THEREOF, the parties hereto have caused this Subcontract to be executed on the day, month, and year set forth below.


BY:  /s/ Martin J. Anisman         BY:  /s/ Dennis C. Cossey
   ---------------------------        ---------------------------
   Martin J. Anisman                  Dennis C. Cossey

TITLE:  President                     TITLE:  Chairman and Chief
                                              Executive Officer

Date:  10/25/94                    Date: 10/31/94











                          Attachment A



                        Statement of Work








Subcontract #: SHSU-5000-002

                 ATTACHMENT A: STATEMENT OF WORK
                        October 22, 1994

        "Program for the Development and Demonstration of the Nitrogen Removal (NitRem) Process"

References:

1)   Technical/Management and Cost Proposals: CHM-9326 funded by
Concurrent Technologies Corporation to Sam Houston State
University:CTC-P-93-058H.
2)   Contract between Concurrent Technologies Corporation and Sam
Houston State University: Number 930500075

                             SUMMARY

This project was initiated by a public-private partnership consisting of Sam Houston State University (SHSU), Battelle
Pacific Northwest Division (PNL), and Innotek Corporation, which constitute the project working group.

The goal of the work in this project is to construct and operate a NitRem pilot plant for the successful destruction of hazardous munitions waste such as in the product of di-nitrotoluene (DNT) production.

Details of the work to be performed by the subcontractor are provided below in the Statement of Work (SOW). For this contract, SOW will be the primary controlling document for scope and schedule which is abstracted from the proposal referenced above. If initial results from testing performed under the contract indicate that a change in scope is warranted, a revised SOW may be issued by SHSU as a contract modification. It should also be noted that results from laboratory tests and engineering design considerations may affect specific details on the remaining phases. To the extent that modifications to the studies do not change the cost or delay the schedule (i.e., changes not considered to be a scope change), these changes may be coordinated between the contractor, the Army and the SHSU Project Manager. Subsequent changes in the scope must have prior approval of the SHSU Subcontracts Representative to be verified formally by CTC and included in the regular Monthly Reports.

                APPROACH FOR PROJECT BASE PERIOD

A concurrent multiple task approach taking the process from lab scale to pilot plant scale is proposed. The initial tasks for the working group encompassed laboratory scale experiments which will have determined the kinetics of the NitRem process as applied to waste streams containing nitrogenous aromatic hydrocarbons. The NitRem chemistry is already known for other wastes and the results of this study are anticipated to be similar to results for these other wastes. The data from these tasks are used to fine tune the design of the prototype dual-shell tubular reactor system. The installation and operation of the dual-shell tubular reactor is the main effort of the project. In the final task of the total project's base period, the transportable pilot plant will be located at the DOD designated site: Radford Army Ammunition Plant (RAAP).

                        STATEMENT OF WORK

We are proposing the detailed study of the NitRem technology, the conversion of that study to the construction of a pilot plant, and the successful operation of that pilot plant. This total project will consist of distinct phases with specific tasks for each phase. This Statement of Work addresses the middle phases of the total project identified in the CTC-SHSU contract which shall require the project team to work in conjunction with Innotek-Foster Wheeler in the work performed under Letter Subcontract, in the development and preparation of the engineering design package, and in the fabrication, testing and installation if a five gallon per minute, pelletized NitRem unit at the Radford Army Ammunition Plant.

Phase 1.  Project Working Group Organization

Task 1.1: Innotek Corporation shall assist in the initial short-term project start-up. This consists of participation in the Project Execution Meeting and subsequent working group organization.

Task 1.2: Innotek Corporation shall execute a Teaming Agreement with an engineering contracting firm with significant background in hydrothermal reactor fabrication. Previous discussions indicate that Innotek and Foster Wheeler have agreements in place.

Task 1.3: Innotek Corporation will assist representatives from Sam Houston State University and Battelle Pacific Northwest
Laboratories is identifying and securing appropriate Sponsor(s) and a Stakeholder for the NitRem demonstration project.

Task 1.4: Equipment and instrumentation provided by Innotek
Corporation under separate research and development agreements shall be made available to the project working group for preliminary studies of simulants, and nitrogenous aromatic waste streams.

Phase 2.  Design of a Palletized NitRem Unit

Task 2.1: Innotek and its selected engineering design team will perform process review based upon data collected from Phase I testing. Concept design will be developed based upon original process design as described in patent documentation, with periodic direction from PNL and the Army. Necessary changes as may be suggested by process review and results of Phase I testing as well as changes in fabrication opportunities. A list of fabricators (including Watervliet Arsenal and high-temp, high-pressure fabrication firms) will be compiled and investigated for qualifications and experience. When concept is satisfactory, engineering design computations, and final design work will proceed.

Engineering will be performed to produce design, construction and operation documents based on the NitRem processing concept. The following engineering products will be delivered.

  Process Flow Diagrams (PFD) - depicting all material balance streams and unit processes. All streams will be labeled and keyed to the material balance. All equipment will be numbered and labeled.
  Sized Equipment Summary Sheets - all process equipment items shown on the PFDs will be listed, The equipment will be sufficiently sized, characterized and commented upon so that a cost estimate can be obtained by experienced cost engineers using standard estimating methods. Summary sheets will be prepared by equipment type.
  Process Description - the operating sequence, including start-up and shutdown procedures, will be described by those engineers who developed the concept. The function of each processing unit will be explained and related to the other units. Operating labor functions and requirements will be included.
  Equipment Layout - relative positions of the system's processing units will be determined on the basis of operating, maintenance and environmental requirements, as well as general compatibility with typical equipment arrangements used.
  Environmental Issues Evaluation - issues surrounding operation, permits, environmental impact and other considerations, including use of this technology advantageously in a strategy to meet environmental requirements, will be investigated and reported.
  Operating Requirements - Tabulations of the materials, utilities and labor requirements to operate this technology will be prepared.

Final pilot plant design and definitive estimate will be submitted to Sam Houston State and therefore to the Army for final process review, constructability review and operational review. The review package will include the engineering drawings and specifications as well as a hard dollar bid for procurement, fabrication, construction and delivery of a pelletized unit.
Army approval to proceed with fabrication is required.

Phases 3.0 and 4.0 are follow-on phases which are yet to be approved for funding under this contract.

Phase 3.0 Fabrication and Testing of the Palletized Unit

Task 3.1: Upon approval from the Army to proceed, Innotek will issue an order to begin fabrication and construction of the NitRem pilot plant. The contractor shall fabricate, assemble and test the system prototype. The contractor shall submit a report listing all equipment and detailing the results of the debugging testing to the Government for review and comment. The Government must accept the equipment prior to contractor acceptance. satisfactory, engineering design computations, and final design work will proceed.

Task 3.2: The contractor shall provide design documentation, drawings, and equipment specifications for the necessary "tie lines" and auxiliary requirements (power, water, etc.) at the DOD facility, RAAP.

Task 3.3: The contractor shall prearrange for any site modifications to the existing Water Dry House at RAAP with sufficient lead time for scheduled unit installation.

Task 3.4: The contractor will assist in a health/safety and environmental impact review by the RAAP safety committee.

Phase 4.0 Installation and Testing of the NitRem Palletized Unit

Task 4.1: Innotek Corporation and the engineering contractor will coordinate with Hercules Corporation, the operating company at RAAP to arrange for the installation of the pelletized unit in the selected Water Dry House.

Task 4.2: The palletized unit will be installed and tested to meet the Army's specifications. A final test report will be submitted detailing operational requirements and performance parameters. Subsequent operation of the unit will require approval of RAAP and the Army.

                         MONTHLY REPORTS

By the 1st day of each month, the contractor is to submit to SHSU a brief report summarizing technical progress achieved in the previous month and describing expected progress in the current month. The monthly reports may be foxed to the project manager at SHSU and followed up with a written report. The monthly reports must include the following sections: Objective, Progress During the Month Reported, Major Problems and Action Taken, Work Planned for Subsequent Months, Schedule Variance Explanation, and Financial. The Financial Section is to include spending for the reported month and total accumulated spending under the contract. It is expected that the monthly reports will be 1 to 2 pages in length. This requirement assists SHSU in maintaining accurate communication with its prime CTC.

             TENTATIVE SCHEDULE FOR MAJOR MILESTONES

     June 1993      Project Team Organization under Letter
                    Subcontract
     December 1993  Sponsor and Stakeholder Identified
     May 1994       Engineering Contractor Identified
     November 1994  Design and Definitive Bid Delivered
     December 1994  Order Placed for Procurement of NitRem Unit
     April 1996     Installation Complete

                        COST AND SCHEDULE

It is expected that Task 1 commenced in July, 1993, and were completed over a 12 month period at a cost of approximately $65,000. Task 2 will commence in July, 1994, and be completed at a cost of $100,000. The initial stages of Task 3 and 4 are yet to be budgeted subject to contractors definitive bid and the approval of the Army.







                          Attachment B


                       General Provisions









SECTION I - GENERAL PROVISIONS

The following clauses set forth in the Federal Acquisition Regulation (FAR), as amended and modified below, are applicable to this Subcontract. Without limiting the subcontract provisions, the FAR clauses are incorporated by reference into this Subcontract with the same force and effect as though set forth in full text. The complete text of any clause referenced may be obtained from the Buyer. The dates of the FAR clauses incorporated by reference are the same as the corresponding responding clause in the prime contract or higher tier subcontract. The following definitions shall apply to this Subcontract except as otherwise specifically provided:

"BUYER" - Means legal entity issuing this Order/Subcontract "SHSU" - Means Buyer or Contractor
"CONTRACTING OFFICER" - Means Buyees authorized representative who signed this Order/Subcontract or is identified elsewhere in this Order/Subcontract and will mean Contracting Officer, whenever appropriate, where indicated elsewhere in these terms and conditions
"CONTRACTOR" - Means Seller
"SELLER" - Means legal entity which contracts with the Buyer or Subcontractor
"CONTRACT" or "SCHEDULE" - Means this Order/Subcontract "SUBCONTRACTOR" - Means Seller
"GOVERNMENT" - Means Buyer and will mean Government, whenever appropriate, where indicated elsewhere in these terms and conditions


SECTION 1-1 - FAR CLAUSES APPLICABLE TO ALL ORDERS/SUBCONTRACTS

52.202-1  DEFINITIONS.

52.203-5  COVENANT AGAINST CONTINGENT FEES

52.203-6  RESTRICTIONS ON SUBCONTRACTOR SALES TO THE GOVERNMENT.

52.203-7  ANTI-KICKBACK PROCEDURES.

52.210-5  NEW MATERIAL.

52.210-7  USED OR RECONDITIONED MATERIAL, RESIDUAL INVENTORY AND
          FORMER GOVERNMENT SURPLUS PROPERTY.

52.212-8  DEFENSE PRIORITY AND ALLOCATION REQUIREMENTS

52.212-13 STOP WORK ORDER. The title"Termination for Convenience of the Government" in paragraph (a) (2) means
          "Termination" and the words "for the convenience of the Government in paragraph (c) are replaced by "in accordance with the Termination clause."

52.222-1  NOTICE TO THE GOVERNMENT OF LABOR DISPUTES.

52.223-3  HAZARDOUS MATERIAL IDENTIFICATION AND MATERIAL SAFETY
          DATA.

52.224-2  PRIVACY ACT.

52.225-3  BUY AMERICAN ACT - SUPPLIES.

52.225-11 RESTRICTION ON CERTAIN FOREIGN PURCHASES.

52.228-7  INSURANCE - LIABILITY TO THIRD PERSONS (ALTERNATE 11)

52.233-3  PROTEST AFTER AWARD (ALTERNATE 1)

52.237-2  PROTECTION OF GOVERNMENT BUILDINGS, EQUIPMENT, AND
          VEGETATION.

52.242-1  NOTICE OF INTENT TO DISALLOW COSTS

52.245-18 SPECIAL TEST EQUIPMENT. "Government" means Government and "Contracting Officer means Contracting Officer in paragraphs (b) and (d) and in the terms "Government-owned" and "Government property." Insert "Government-owned" before "special test equipment" in the first sentence of paragraph (c).

52.247-63 PREFERENCE FOR U. S. - FLAG AIR CARRIERS.

52.249-14 EXCUSABLE DELAYS. "Government" means Government in example (2) in paragraph (a).


FAR CLAUSES APPLICABLE TO ORDERS/SUBCONTRACTS EXCEEDING $2.500

52.212-8  PRIORITIES, ALLOCATIONS, AND ALLOTMENTS.

52.222-4  CONTRACT WORK HOURS AND SAFETY STANDARDS ACT - OVERTIME
          COMPENSATION.  Paragraphs (a) through (d) only.

52.222-36 AFFIRMATIVE ACTION FOR HANDICAPPED WORKERS.


FAR CLAUSES APPLICABLE TO ORDERS/SUBCONTRACTS EXCEEDING $10,000

52.215-1  EXAMINATION OF RECORDS BY COMPTROLLER GENERAL.

52.219-8  UTILIZATION OF SMALL BUSINESS AND SMALL DISADVANTAGED
          BUSINESS CONCERNS.

52.222-20 WALSH-HEALEY PUBLIC CONTRACTS ACT.

52.222-26 EQUAL OPPORTUNITY.  Only subparagraphs (b) (1) through
          (b) (11): "Contracting Officer" means Contracting
          Officer and "Government" does not mean Buyer.

52.222-35 AFFIRMATIVE ACTION FOR DISABLED VETERANS AND VETERANS
          OF THE VIETNAM ERA "Contracting Officer means
          Contracting Officer of the prime contract under which this Order was issued and "Government" does not mean
          Buyer.

Subcontract#: SHSU-5000-002

52.222-37 EMPLOYMENT REPORTS ON SPECIAL DISABLED VETERANS AND
VETERANS OF THE VIETNAM ERA.


FAR CLAUSES APPLICABLE TO ORDERS/SUBCONTRACTS EXCEEDING $25,000

52.209-6  PROTECTING THE GOVERNMENT'S INTEREST WHEN
          SUBCONTRACTING WITH CONTRACTORS DEBARRED, SUSPENDED, OR
          PROPOSED FOR DEBARMENT.

52.215-2  AUDIT-NEGOTIATION.  "Contracting Officer" means
          Contracting Officer and Government does not mean Buyer.

52.219-13 UTILIZATION OF WOMEN-OWNED BUSINESS CONCERNS.

52.220-3  UTILIZATION OF LABOR SURPLUS AREA CONCERNS.
          "Government" means Government, not Buyer.

52.227-1 AUTHORIZATION AND CONSENT. This clause applied as it appears in the FAR without incorporation of the definitions in Section 1. Insert "through the Buyer after "Contracting Officer in subparagraph (a) (2)
          (II).

52.227-2  NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT
          INFRINGEMENT.  "Government" means Government or Buyer.

52.244 5  COMPETITION IN SUBCONTRACTING.

52.246-25 LIMITATION OF LIABILITY - SERVICES.


FAR CLAUSES APPLICABLE TO ORDERS/SUBCONTRACTS EXCEEDING $100,000

52.203-12 LIMITATION ON PAYMENTS TO INFLUENCE CERTAIN FEDERAL
          TRANSACTIONS

52.215-22 PRICE REDUCTION FOR DEFECTIVE COST OR PRICING DATA.  If
          Buyer is subjected to any liability as the result of Sellees or its lower-tier subcontractors submission and certification of defective cost or pricing data as set forth in subparagraphs (a) (1) or (2) of this clause, or their furnishing of data of any description that Is Inaccurate as set forth in subparagraph (a) (3) of this clause, then Seller agrees to indemnify and hold Buyer harmless to the full extent of any loss, damage or expense (excluding profit) resulting from such failure.

52.215-23 PRICE REDUCTION FOR DEFECTIVE COST OR PRICING DATA.  If
          Buyer is subjected to any liability as the result of Sellees or its lower-tier subcontractors' submission and certification for defective cost or pricing data as set forth in subparagraphs (a) (1) or (2) of this clause, or their furnishing of data of any description that is inaccurate as set forth in subparagraphs (a)
          (3) of this clause, then Seller agrees to Indemnify and hold Buyer harmless to the full extent of any loss, damage or expense (excluding profit) resulting from such failure.

52.215-24 SUBCONTRACTOR COST OR PRICING DATA.

52.215-25 SUBCONTRACTOR COST OR PRICING DATA-MODIFICATIONS.

52.223-2  CLEAN AIR AND WATER.


FAR CLAUSES APPLICABLE TO ORDERS/SUBCONTRACTS EXCEEDING $500.000

52.219-9  SUBCONTRACTING PLAN FOR SMALL BUSINESS AND SMALL
          DISADVANTAGED BUSINESS CONCERNS.

52.220-4  LABOR SURPLUS AREA SUBCONTRACTING PROGRAM.


SECTION 1-3 - FAR CLAUSES APPLICABLE TO COST REIMBURSEMENT, TIME
AND MATERIAL, AND LABOR HOUR SUBCONTRACTS

52.216-7 ALLOWABLE COST AND PAYMENT. The words "Subpart 31.2" is deleted from paragraph (a) and "Subpart 31.3" is included in paragraph (1) in lieu of "Subpart 31.2".

52.227-11 PATENT RIGHTS - RETENTION BY THE CONTRACTOR (SHORT
          FORM).

52.232-22 LIMITATION OF FUNDS.

52.243-2  CHANGES - COST REIMBURSEMENT.

52.244-2  SUBCONTRACTS (COST REIMBURSEMENT AND LETTER CONTRACTS).

52.245-5 GOVERNMENT PROPERTY (COST-REIMBURSEMENT, TIME AND MATERIAL, OR LABOR HOUR CONTRACTS) ALTERNATE 1. The terms "Government Property" and "Government-furnished Property" are not modified. "Contracting Officer" means Contracting Officer in paragraphs (d) and (g)
          (6). "Contracting Officer" means Contracting Officer or Buyees Purchasing Representative in paragraphs (g)
          (9). "Government" means Government and "Contracting Officer" means Contracting Officer in paragraph (e)
          (3); "Government" means Government or Buyer and "its" means "their" in paragraph (f). "Governments" means Governments and Buyees except in the terms Government's expense and "Government" means Government and Buyer in paragraphs (g)(9), (j) and (j); and in the fourth sentence of paragraph (h). "Government means Government or Buyer in paragraph (i). Paragraphs (g)
          (1), (g) (2), and (g) (3) are replaced by the following: "The Seller assumes the risk of, and shall be responsible for, any loss or destruction of, or damage to, Government property upon its delivery to Buyer or upon passage of title to the Government under paragraph (c) of this clause. However, the Seller is not responsible for reasonable wear and tear to Government property or for Government property properly consumed in performing this contract."

52.246-3  INSPECTION OF SUPPLIES (COST REIMBURSEMENT).

52.246-5  INSPECTION OF SERVICES (COST REIMBURSEMENT).

52.246-8 INSPECTION OF RESEARCH AND DEVELOPMENT - COST REIMBURSEMENT. "Government" means Government and Buyer in paragraphs (e), (f), (g), (h), (b), and (c), and "Government" means Government or Buyer in paragraph
          (d). The provisions in the clause for access, rights to inspect, safety prevention, and relief from liability apply equally to Buyer and the Government.

52.249-6  TERMINATION (Cost-Reimbursement).


Enclosure I to General Provisions

The following DOD Federal Acquisition Regulation (FAR) Supplement clauses are incorporated by reference into this Subcontract.
These DOD FAR clauses are applicable when required:

252.203-7001   Special Prohibition of Employment (DEC 1991)

252.204-7000   Disclosure of Information (DEC 1991)

252.209-7000   Acquisition From Subcontractors Subject to On-Site
               Inspection Under the Intermediate-Range Nuclear
               Forees (INF) Treaty (DEC 1991)

252.210-7003   Acquisition Streaming (DEC 1991)

252.211-7011   Audit of Contract Modifications - Commercial Items
               (MAY 1991)

252.215-7000   Pricing Adjustments (DEC 1991)

252.222-7000   Restrictions on Employment of Personnel (DEC 1991)

252.225-7026   Reporting of Overseas Subcontracts (DEC 1991)

252.227-7013   Rights in Technical Data and Computer Software
               (OCT 1988)

252.227-7018   Restrictive Markings on Technical Data (OCT 1988)

252.227-7019   Identification of Restricted Rights Computer
               Software (APR 1988)

252.227-7029   Identification of Technical Data (APR 1988)

252.227-7030   Technical Data - Withholding of Payment (OCT 1988)

252.227-7034   Patents - Subcontracts (APR 1984)

252.227-7037   Validation of Restrictive Markings on Technical
               Data (APR 1988)

252.231-7000   Supplemental Cost Principles (DEC 1991)

252.233-7000   Certification of Requests for Adjustment or Relief
               exceeding $100,000 (DEC 1991)









                          Attachment C


         Monthly Progress, Status and Management Report








             PROGRESS, STATUS, AND MANAGEMENT REPORT


The subcontractor's Progress, Status & Management Report shall indicate the progress of work, the status of the program and of the assigned tasks. In addition, it shall report costs and inform CTC of any existing or potential problem areas. As a minimum, each section described herewith will require at least one sentence of description or a notation of no change.

The report shall include a front cover sheet which includes the subcontractor's name and address, the assigned CTC charge numbers, the date of the report, the period covered by the report and the title of the report.

The following sections shall be incorporated into the report:

1.0  Progress Made Against Milestones During the Reporting Period

     In this section describe the milestones by task that are due during the current report period. Report on the status of the milestone, indicating whether it is complete or delayed. If it is delayed, a detailed explanation for the delay is required.

2.0  Status of Previously Identified Problem Areas

     An update on the status or resolution of problem areas identified in previous reports shall be included in this section. Report on whether the problem has or has not been resolved. If the problem has been resolved, a description of the solution is required. If the problem has not been resolved, explain why.

3.0  Changes to Organization, Method of Operations, Project
     Management Network or Milestones

     Any significant changes to organization, method of operations, project management network or milestones must be reported in this section.

4.0  Problems Areas Effecting Technical Progress or Schedule

     Any problem areas effecting technical progress or schedule of a task shall be identified in this section. A description of the background of the problem and recommendations for solutions must be reported.

5.0  Problem Areas Effecting Cost

     Any problem areas effecting cost shall be identified in this section. A description of the background of the problem and recommendations for solutions must be reported.

6.0  Cost Curve Showing Actual and Projected Expenditures for
     Period of Performance

     Prepare a line graph which compares actual and projected cost expenditures for the entire period of performance. See Attachment A. On this cost profile, plot the actual costs incurred to date versus projected expenditures. If the actual costs are greater than the planned, and it is anticipated that there may be a cost overrun. identify the reason. the amount of overrun and plans to resolve and bring into budget as soon as possible. An explanation of discrepancy of actual versus planned is required.

7.0  Man-hour Curve Showing Actual and Projected Expenditures for
     Period of Performance

     Prepare a line graph which compares actual and projected man-hour expenditures for the entire period of performance. See Attachment B. Plot actual versus projected hours. Include a brief description of discrepancies, if any.

8.0  Travel Accomplished with Brief Discussions or Results

     This section shall report by task the dates, location, employees who traveled and purpose of the travel completed during the period. It shall also contain a brief discussion detailing the results of the travel.

9.0  Plans for Activity During Next Two Months

     This section shall describe all plans for activities by task for the following two months. Items to be reported include travel, meetings, conferences, milestones, deliverables due and any miscellaneous activities significant to the progress of work.

10.0 Cost Report Schedule

     This section will report costs by task broken down by direct labor, travel, other direct costs, material, subcontractors and equipment. All of these costs are to be reported fully burdened with overhead and G&A. See Attachment C.